                                  EXHIBIT 99.1













                         TRIPLE-S MANAGEMENT CORPORATION

                            Financial Statements and
           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations
                    For the three months ended March 31, 2002

                         TRIPLE-S MANAGEMENT CORPORATION
                    FOR THE THREE MONTHS ENDED MARCH 31, 2002

                                TABLE OF CONTENTS


                                                                                      PAGE
Consolidated Balance Sheets as of March 31, 2002 and December 31, 2001                  3

Consolidated Statements of Operations for the three months ended March 31, 2002
and 2001                                                                                4

Consolidated Statements of Stockholders' Equity and Comprehensive Income for the
three months ended March 31, 2002 and 2001                                              5

Consolidated Statements of Cash Flows for the three months ended March 31, 2002
and 2001                                                                                6

Notes to Consolidated Financial Statements                                              7

Management's Discussion and Analysis of Financial Condition and Results of
Operations                                                                             19

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
                           Consolidated Balance Sheets
                          (Dollar amounts in thousands)


                                                                    (UNAUDITED)
                                                                      MARCH 31,     DECEMBER 31,
                                                                       2002            2001
                                                                    -----------     ------------
ASSETS
Investments and cash:
     Securities held for trading, at fair value:
        Fixed maturities                                              $ 37,194        38,107
        Equity securities                                               51,578        50,743
     Securities available for sale, at fair value:
        Fixed maturities                                               300,207       286,505
        Equity securities                                               35,447        37,829
     Securities held to maturity, at amortized cost:
        Fixed maturities                                                 3,808         3,779
     Cash and cash equivalents                                          76,709        80,970
                                                                      --------       -------
Total investments and cash                                             504,943       497,933
                                                                      --------       -------
Premiums and other receivables, net                                     93,709        74,872
Deferred policy acquisition costs                                        9,850         9,550
Property and equipment, net                                             38,638        39,090
Other assets                                                            30,326        34,613
                                                                      --------       -------
Total assets                                                          $677,466       656,058
                                                                      --------       -------
LIABILITIES AND STOCKHOLDERS' EQUITY
Claim liabilities:
     Claims processed and incomplete, and future policy benefits      $122,841       114,599
     Unreported losses                                                 117,009       103,240
     Unpaid loss-adjustment expenses                                    12,151        11,601
                                                                      --------       -------
Total claim liabilities                                                252,001       229,440
                                                                      --------       -------
Unearned premiums                                                       59,431        58,306
Individual retirement annuities                                         17,619        17,426
Accounts payable and accrued liabilities                                94,652        97,078
Liability to Federal Employees Health Benefits Program                   9,839        12,130
Loans payable to bank                                                   54,377        55,650
                                                                      --------       -------
Total liabilities                                                      487,919       470,030
                                                                      --------       -------
Stockholders' equity:
     Common stock, $40 par value. Authorized 12,500 shares;
        issued and outstanding 9,633 and 9,714 at March 31, 2002
        and December 31, 2001, respectively                                385           389
     Additional paid-in capital                                        150,405       150,405
     Operating reserve                                                  20,701        14,250
     Accumulated other comprehensive income - net unrealized
        gain on securities available for sale                           18,056        20,984
                                                                      --------       -------
Total stockholders' equity                                             189,547       186,028
                                                                      --------       -------
Total liabilities and stockholders' equity                            $677,466       656,058
                                                                      --------       -------


See accompanying notes to unaudited consolidated financial statements.

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
               Consolidated Statements of Operations (Unaudited)
               For the three months ended March 31, 2002 and 2001 (Dollar amounts in thousands, except for per share amounts)

                                                    THREE MONTHS ENDED MARCH 31,
                                                       2002              2001
                                                    ----------         ---------
REVENUES:
     Premiums earned, net                            $ 309,842         278,464
     Amounts attributable to self-funded
        arrangements                                    34,838          33,303
     Less amounts attributable to claims under
        self-funded arrangements                       (32,458)        (32,187)
                                                       -------         -------
                                                       312,222         279,580
     Net investment income                               5,990           6,198
     Net realized investment gains (losses)               (156)            809
     Net unrealized investment gain (loss) on
        trading securities                                 285          (2,286)
     Other income, net                                     213              48
                                                       -------         -------
Total revenue                                          318,554         284,349
                                                       -------         -------
BENEFITS AND EXPENSES:
     Claims incurred                                   271,773         244,135
     Operating expenses, net of reimbursement
        for services                                    38,711          33,976
     Interest expense                                    1,119           1,612
                                                       -------         -------
Total benefits and expenses                            311,603         279,723
                                                       -------         -------
Income before taxes                                      6,951           4,626
                                                       -------         -------
INCOME TAX EXPENSE:

     Current                                               199             288
     Deferred                                              301             172
                                                       -------         -------
Total income taxes                                         500             460
                                                       -------         -------
Net income                                           $   6,451           4,166
                                                       -------         -------
Basic net income per share as if the
     Company operated as a for-profit
     organization                                    $  576.47          333.60
                                                       -------         -------
Basic net income per share as if Triple-S, Inc.
     operated as a not-for-profit
     organization                                    $  287.04          267.35
                                                       -------         -------


See accompanying notes to unaudited consolidated financial statements.

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
               Consolidated Statements of Stockholders' Equity and
                        Comprehensive Income (Unaudited)
               For the three months ended March 31, 2002 and 2001
                          (Dollar amounts in thousands)

                                                                               2002             2001
BALANCE AT JANUARY 1                                                        $ 186,028         159,693
Stock redemption                                                                   (3)              1
         Comprehensive income:
                 Net income                                                     6,451           4,166
                 Net unrealized change in investment securities                (2,929)          6,820
                                                                            ---------         -------
                                Total comprehensive income                      3,522          10,986
                                                                            ---------         -------
BALANCE AT MARCH 31                                                         $ 189,547         170,680
                                                                            ---------         -------


See accompanying notes to unaudited consolidated financial statements.

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
                Consolidated Statements of Cash Flows (Unaudited)
               For the three months ended March 31, 2002 and 2001
                          (Dollar amounts in thousands)

                                                                               THREE MONTHS ENDED MARCH 31,
                                                                                 2002              2001
                                                                               ---------        ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Premiums collected                                                             $ 290,271         259,240
Cash paid to suppliers and employees                                             (33,269)        (35,014)
Claims losses and benefits paid                                                 (249,212)       (242,471)
Interest received                                                                  6,410           6,750
Proceeds from trading securities sold or matured:
        Fixed securities sold                                                      6,000           9,072
        Equity securities                                                             64           7,761
Acquisitions of investments in trading portfolio:
        Fixed maturities                                                          (5,966)        (10,628)
        Equity securities                                                             --          (5,458)
Interest paid                                                                       (454)         (1,093)
Expense reimbursement from Medicare                                                3,450           2,971
                                                                                --------        --------
Net cash provided by (used in) operating activities                               17,294          (8,870)
                                                                                --------        --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from investments sold or matured:
         Securities available for sale:
                Fixed maturities sold                                              2,424             589
                Fixed maturities matured                                          42,781          43,133
                Equity securities                                                  2,643             435
Acquisitions of investments:
        Securities available for sale:
                Fixed maturities                                                 (61,537)        (51,077)
                Capital expenditures                                              (1,393)           (813)
                Proceeds from sale of property and equipment                         337              35
                                                                                --------        --------
Net cash used in investing activities                                            (14,745)         (7,698)
                                                                                --------        --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Change in outstanding checks in excess of bank balances                           (5,505)         21,428
Payments of long term debt                                                        (1,273)           (773)
Redemption of common stocks                                                           (4)              1
Proceeds from individual retirement annuities                                        277             439
Surrenders of individual retirement annuities                                       (305)           (788)
                                                                                --------        --------
Net cash provided by (used in) financing activities                               (6,810)         20,307
                                                                                --------        --------
Net decrease in cash and cash equivalents                                         (4,261)          3,739
Cash and cash equivalents at beginning of the period                              80,970          33,566
                                                                                --------        --------
Cash and cash equivalents at end of the period                                 $  76,709          37,305
                                                                                --------        --------


See accompanying notes to unaudited consolidated financial statements.

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                                 March 31, 2002
                          (Dollar amounts in thousands)
                                   (Unaudited)

(1) BASIS OF PRESENTATION

The accompanying consolidated interim financial statements prepared by Triple-S Management Corporation and its subsidiaries (the Corporation) are unaudited, except for the balance sheet information as of December 31, 2001, which is derived from the Corporation's audited consolidated financial statements, pursuant to the rules and regulations of the United States Securities and Exchange Commission. Accordingly, the consolidated interim financial statements do not include all of the information and the footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. These consolidated interim financial statements should be read in conjunction with the audited consolidated financial statements included in this Form 10/A-2 for the year ended December 31, 2001.

In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such consolidated interim financial statements have been included. The results of operations for the three months ended March 31, 2002 are not necessarily indicative of the results for the full year.

Certain prior period amounts have been reclassified to conform to the current period presentation.

(2) SEGMENT INFORMATION

The following tables summarize the operations by major operating segment for the three months ended March 31, 2002 and 2001:

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2002
                          (DOLLAR AMOUNTS IN THOUSANDS)
                                   (UNAUDITED)

                                                                                    OPERATING SEGMENT
                                                       -------------------------------------------------------------------------
                                                         HEALTH        HEALTH
                                                        INSURANCE    INSURANCE     PROPERTY      LIFE AND
                                                       COMMERCIAL      REFORM     AND CASUALTY   DISABILITY
                                                        PROGRAM        PROGRAM     INSURANCE     INSURANCE    OTHER *   TOTAL
                                                        -------        -------     ---------     ---------    -------   -----
THREE MONTHS ENDED MARCH 31, 2002
Premiums earned, net                                   $ 164,998      124,447       16,088        3,813          --     309,346
Amounts attributable to self-funded arrangements          35,334           --           --           --          --      35,334
Less:  Amounts attributable to claims under
self-funded arrangements                                 (32,458)          --           --           --          --     (32,458)
Intersegment premiums earned/service revenues                668           --           --           --      11,474      12,142
                                                       ---------      -------       ------        -----      ------     -------
                                                         168,542      124,447       16,088        3,813      11,474     324,364
Net investment income                                      2,558        1,188        1,578          590          --       5,914
Realized gain (loss) on sale of securities                  (174)           3          (55)          70          --        (156)
Unrealized loss on trading securities                        386         (266)         165           --          --         285
Other                                                         35          (14)          70           24          --         115
                                                       ---------      -------       ------        -----      ------     -------
    Total revenues                                     $ 171,347      125,358       17,846        4,497      11,474     330,522
                                                       ---------      -------       ------        -----      ------     -------
Underwriting income (loss)                             $     935         (536)         161          353         416       1,329
                                                       ---------      -------       ------        -----      ------     -------
Net income (loss)                                      $   3,527          148        1,732          764         268       6,439
                                                       ---------      -------       ------        -----      ------     -------
Claims incurred                                        $ 145,804      115,984        7,801        2,184          --     271,773
                                                       ---------      -------       ------        -----      ------     -------
Operating expenses                                     $  21,803        8,999        8,126        1,276      11,058      51,262
                                                       ---------      -------       ------        -----      ------     -------
Depreciation expense, included in operating expenses   $   1,091           --          119           13          --       1,223
                                                       ---------      -------       ------        -----      ------     -------
Interest expense                                       $     213          227           --          222          --         662
                                                       ---------      -------       ------        -----      ------     -------
Income taxes                                           $      --           --          187           51         148         386
                                                       ---------      -------       ------        -----      ------     -------

* Includes segments which are not required to be reported separately. These segments include the data processing services organization as well as the third party administrator of the health insurance services.

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2002
                          (DOLLAR AMOUNTS IN THOUSANDS)
                                   (UNAUDITED)

                                                                                     OPERATING SEGMENT
                                                         ------------------------------------------------------------------------
                                                           HEALTH        HEALTH
                                                          INSURANCE      INSURANCE    PROPERTY       LIFE AND
                                                          COMMERCIAL     REFORM       AND CASUALTY   DISABILITY
                                                           PROGRAM       PROGRAM      INSURANCE      INSURANCE   OTHER*   TOTAL
                                                           -------       -------      ---------      ---------   -------   -----
THREE MONTHS ENDED MARCH 31, 2001
Premiums earned, net                                      $ 152,046      108,578       15,008        2,675           --     278,307
Amounts attributable to self-funded arrangements             33,460           --           --           --           --      33,460
Less:  Amounts attributable to claims under self-funded
     arrangements                                           (32,187)          --           --           --           --     (32,187)
Intersegment premiums earned/service revenues                   211           --           --           --        2,299       2,510
                                                          ---------      -------       ------        -----       ------     -------
                                                            153,530      108,578       15,008        2,675        2,299     282,090
Net investment income                                         2,547        1,125        1,806          622           --       6,100
Realized gain (loss) on sale of securities                      563          140           71           30           --         804
Unrealized gain (loss) on trading securities                 (1,172)        (284)        (830)          --           --      (2,286)
Other                                                           (82)         (28)          69            8           --         (33)
                                                          ---------      -------       ------        -----       ------     -------
     Total revenues                                       $ 155,386      109,531       16,124        3,335        2,299     286,675
                                                          ---------      -------       ------        -----       ------     -------
Underwriting income (loss)                                $  (1,514)       1,036          724          312          254         812
                                                          ---------      -------       ------        -----       ------     -------
Net income                                                $    (121)       1,640        1,615          681          173       3,988
                                                          ---------      -------       ------        -----       ------     -------
Claims incurred                                           $ 134,764      100,194        7,828        1,349           --     244,135
                                                          ---------      -------       ------        -----       ------     -------
Operating expenses                                        $  20,280        7,348        6,456        1,014        2,045      37,143
                                                          ---------      -------       ------        -----       ------     -------
Depreciation expense, included in operating expenses      $   1,031           --          108           15           --       1,154
                                                          ---------      -------       ------        -----       ------     -------
Interest expense                                          $     463          349           --          243           --       1,055
                                                          ---------      -------       ------        -----       ------     -------
Income taxes                                              $      --           --          225           48           81         354
                                                          ---------      -------       ------        -----       ------     -------

* Includes segments which are not required to be reported separately. These segments include the data processing services organization as well as the third party administrator of the health insurance services.

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2002
                          (DOLLAR AMOUNTS IN THOUSANDS)
                                   (UNAUDITED)

BALANCE SHEET ITEMS

                                                                                 OPERATING SEGMENT
                                                        --------------------------------------------------------------------------
                                                          HEALTH        HEALTH
                                                         INSURANCE     INSURANCE      PROPERTY       LIFE AND
                                                        COMMERCIAL      REFORM      AND CASUALTY    DISABILITY
                                                          PROGRAM       PROGRAM       INSURANCE     INSURANCE     OTHER *   TOTAL
                                                          -------       -------       ---------     ---------     -------   -----
AS OF MARCH 31, 2002
Segment assets                                             $ 299,360      109,017      185,209       52,710          962    647,258
                                                           ---------      -------      -------       ------          ---    -------
Significant noncash item - net change in unrealized gain
     on securities available for sale                      $  (1,089)        (638)        (920)        (258)          --     (2,905)
                                                           ---------      -------      -------       ------          ---    -------
AS OF DECEMBER 31, 2001
Segment assets                                             $ 287,893      105,319      179,184       50,410          515    623,321
                                                           ---------      -------      -------       ------          ---    -------
Significant noncash item - net change in unrealized gain
     on securities available for sale                      $   1,036        1,368        1,091          990           --      4,485
                                                           ---------      -------      -------       ------          ---    -------

* Includes segments which are not required to be reported separately. These segments include the data processing services organization as well as the third party administrator of the health insurance services.

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
                                 MARCH 31, 2002
                          (DOLLAR AMOUNTS IN THOUSANDS)
                                   (UNAUDITED)


     RECONCILIATION OF REPORTABLE SEGMENT TOTALS WITH FINANCIAL STATEMENTS

                                                          THREE MONTHS ENDED MARCH 31,
                                                            2002             2001
                                                          ---------         -------
TOTAL REVENUES
Total revenues for reportable segments                    $ 319,048         284,376
Total revenues for other segments                            11,474           2,299
                                                          ---------         -------
                                                            330,522         286,675
Elimination of intersegment earned premiums                    (668)           (211)
Elimination of intersegment service revenues                (11,474)         (2,299)
Unallocated amount - revenues from external sources             174             184
                                                          ---------         -------
                                                            (11,968)         (2,326)
                                                          ---------         -------
     Consolidated total revenues                          $ 318,554         284,349
                                                          ---------         -------
PROFIT AND LOSS
UNDERWRITING INCOME
Underwriting income (loss) for reportable segments        $     913             558
Underwriting income for other segments                          416             254
                                                          ---------         -------
                                                              1,329             812
Elimination of TSM charge - rent expense                      1,546           1,546
TSM general and administrative expenses                      (1,137)           (889)
                                                          ---------         -------
                                                                409             657
                                                          ---------         -------
     Consolidated underwriting income (loss)              $   1,738           1,469
                                                          ---------         -------
NET INCOME (LOSS)
Net income for reportable segments                        $   6,171           3,815
Net income for other segments                                   268             173
                                                          ---------         -------
                                                              6,439           3,988
                                                          ---------         -------
Elimination of TSM charges:
     Rent expense                                             1,546           1,546
     Interest expense                                           213             463
                                                          ---------         -------
                                                              1,759           2,009
                                                          ---------         -------
Unallocated amounts related to TSM:
     General and administrative expenses                     (1,137)           (889)
     Interest expense                                          (670)         (1,020)
     Other revenues (expenses) from external sources             60              78
                                                          ---------         -------
                                                             (1,747)         (1,831)
                                                          ---------         -------
     Consolidated net income (loss)                       $   6,451           4,166
                                                          ---------         -------

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 2002
                          (DOLLAR AMOUNTS IN THOUSANDS)
                                   (UNAUDITED)

RECONCILIATION OF REPORTABLE SEGMENT TOTALS WITH FINANCIAL STATEMENTS

OTHER SIGNIFICANT ITEMS

                              THREE MONTHS ENDED MARCH 31, 2002
                          ----------------------------------------
                           SEGMENT                    CONSOLIDATED
                            TOTALS    ADJUSTMENTS*       TOTALS
                          --------    ------------    ------------
Claims incurred           $271,773          --          271,773
Operating expenses          51,262     (12,551)          38,711
Depreciation expense         1,223         285            1,508
Interest expense               662         457            1,119
Income taxes                   386         114              500

                              THREE MONTHS ENDED MARCH 31, 2001
                          -----------------------------------------
                           SEGMENT                     CONSOLIDATED
                            TOTALS      ADJUSTMENTS*     TOTALS
                          --------      ------------   ------------
Claims incurred           $244,135            --        244,135
Operating expenses          37,143        (3,167)        33,976
Depreciation expense         1,154           336          1,490
Interest expense             1,055           557          1,612
Income taxes                   354           106            460

* Adjustments represent TSM operations and the elimination of intersegment charges.

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2002
                          (DOLLAR AMOUNTS IN THOUSANDS)
                                   (UNAUDITED)


RECONCILIATION OF REPORTABLE SEGMENT TOTALS WITH FINANCIAL STATEMENTS

                                                        MARCH 31,      DECEMBER 31,
                                                          2002            2001
                                                        ---------      ------------
ASSETS
Total assets for reportable segments                    $ 646,296         622,806
Total assets for other segments                               962             515
                                                        ---------       ---------
                                                          647,258         623,321
                                                        ---------       ---------
Elimination entries - intersegment receivables             (7,730)         (5,677)
                                                        ---------       ---------
Unallocated amounts:
     Parent cash, cash equivalents and investments          7,854           7,909
     Parent net property and equipment                     29,733          30,018
     Parent other assets                                      351             487
                                                        ---------       ---------
                                                           37,938          38,414
                                                        ---------       ---------
     Consolidated assets                                $ 677,466         656,058
                                                        ---------       ---------

OTHER SIGNIFICANT ITEMS

                                                                                                   AS OF MARCH, 2002
                                                                              ------------------------------------------------------
                                                                              SEGMENT                                   CONSOLIDATED
                                                                              TOTALS             ADJUSTMENTS *            TOTALS
                                                                             --------            -------------          ------------
Significant noncash item - net change in unrealized
     gain on securities available for sale                                   $(2,905)                 (23)               (2,928)


                                                                                                AS OF DECEMBER 31, 2001
                                                                              ------------------------------------------------------
                                                                               SEGMENT                                  CONSOLIDATED
                                                                               TOTALS            ADJUSTMENTS *             TOTALS
                                                                              --------           -------------          ------------
Significant noncash item - net change in unrealized
     gain on securities available for sale                                    $4,485                  139                 4,624


* Adjustments represent TSM operations and the elimination of intersegment charges.

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                                 March 31, 2002
                          (Dollar amounts in thousands)
                                   (Unaudited)

(3)   PREMIUMS AND OTHER RECEIVABLES

Premiums and other receivables as of March 31, 2002 and December 31, 2001 were as follows:

                                                            (UNAUDITED)
                                                             MARCH 31,               DECEMBER 31,
                                                                2002                    2001
(dollar amounts in thousands)                               -----------              -----------
Premiums                                                     $ 52,639                  40,373
Self-funded group receivables                                  17,115                  11,241
FEHBP                                                           6,099                   5,379
Accrued interest                                                3,902                   4,833
Reinsurance recoverable on paid losses                         15,296                  13,371
Other                                                          10,845                  11,353
                                                             --------                  ------
                                                              105,896                  86,550
                                                             --------                  ------
Less allowance for doubtful receivables:
     Premiums                                                   6,831                   6,854
     Other                                                      5,356                   4,824
                                                             --------                  ------
                                                               12,187                  11,678
                                                             --------                  ------
         Total premiums and other receivables                $ 93,709                  74,872
                                                             --------                  ------

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                                 March 31, 2002
                          (Dollar amounts in thousands)
                                   (Unaudited)


(4) CLAIM LIABILITIES

The activity in the total claim liabilities for the three months ended March 31, 2002 and 2001 is as follows:

                                                                        (UNAUDITED)
                                                               THREE MONTHS ENDED MARCH 31,

                                                                 2002            2001
(dollar amounts in thousands)                                  ---------       ---------
Claim liabilities at beginning of the period                   $ 229,440         183,231
Reinsurance recoverable on claim liabilities                     (10,062)         (7,636)
                                                               ---------       ---------
         Net claim liabilities at beginning of the period        219,378         175,595
                                                               ---------       ---------
Incurred claims and loss adjustment expenses:
     Current period insured events                               278,016         247,767

     Prior period insured events                                  (6,243)         (3,632)
                                                               ---------       ---------
         Total
                                                                 271,773         244,135
                                                               ---------       ---------
Payments of losses and loss adjustment expenses:
     Current period insured events                               154,085         137,238
     Prior period insured events                                  96,814         107,684
                                                               ---------       ---------
         Total
                                                                 250,899         244,922
                                                               ---------       ---------
         Net claim liabilities at end of the period              240,252         174,808
Reinsurance recoverable on claim liabilities                      11,749          10,087
                                                               ---------       ---------
Claim liabilities at end of the period                         $ 252,001         184,895
                                                               ---------       ---------


(5)   NET INCOME (LOSS) AVAILABLE TO STOCKHOLDERS AND NET INCOME (LOSS) PER
      SHARE

The Corporation presents only basic earnings per share, which amount consists of the net income (loss) that could be available to common stockholders divided by the weighted-average number of common shares outstanding for the period.

The Corporation is a for-profit organization that operates as a not-for-profit organization by virtue of a resolution approved by a majority of the stockholders of the Corporation. As a result, the Corporation does not declare or distribute dividends. This resolution could be amended anytime by the affirmative vote of a majority of the stockholders and thus, dividends could be available for distribution subject to the applicable obligations and responsibilities under the General Corporation Law of Puerto Rico or any contract to which the Corporation is a party.

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                                 March 31, 2002
                          (Dollar amounts in thousands)
                                   (Unaudited)



In the event that the stockholders of the Corporation decide to operate the Corporation as a for-profit organization and the Board of Directors of the Corporation decides to declare and distribute dividends, the amount of net income (loss) that could be available for distribution would exclude Triple-S, Inc.'s (TSI) net income, due to TSI's tax-exempt status. TSI's tax-exempt status was obtained through an income tax ruling issued by the Treasury Department of Puerto Rico and reaffirmed through a letter dated July 3, 2001. For purposes of computing the basic earnings per share presented in the consolidated statement of operations, the Corporation considers the operations of TSI as if TSI operated without the income tax exemption. Under this scenario, in order to determine the net income (loss) that could be available to stockholders, the Corporation estimates the Puerto Rico income taxes that would have otherwise resulted from TSI's operations and deducts such amount from the results of operations of each period. TSI's estimate of Puerto Rico income taxes, computed for such purposes, was determined as for an other than life insurance entity, as such term is defined in the Puerto Rico Internal Revenue Code of 1994, as amended. The effective tax rate used was 39% for the three months and six months ended June 30, 2002 and 2001.

The following tables set forth the net income that could be available to stockholders if TSI operated without the tax exemption for the three months ended March 31, 2002 and 2001 (dollar amounts in thousands).

                                                  (UNAUDITED)
                                           THREE MONTHS ENDED MARCH 31,
                                                2002        2001
                                               ------      ------
Net income for the period                      $6,451       4,166
Less tax effect on TSI operations                 876         868
                                               ------      ------
     Net income available to stockholders      $5,575       3,298
                                               ------      ------

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                                 March 31, 2002
                          (Dollar amounts in thousands)
                                   (Unaudited)



The following tables set forth the computation of basic earnings per share for the three months ended March 31, 2002 and 2001 (dollar amounts in thousands, except for outstanding shares and per share amounts).


                                                             THREE MONTHS ENDED MARCH 31,
                                                               2002              2001
                                                              ------            ------
Numerator for basic earnings per share:
     Net income available to stockholders                    $ 5,575             3,298
                                                             =======           =======
Denominator for basic earnings per share:
     Weighted average of outstanding common shares             9,671             9,886
                                                             =======           =======
Basic net income per share                                   $576.47            333.60
                                                             -------           -------



Should the Corporation decide to preserve the tax exemption granted to TSI, then dividends cannot be declared or distributed from the earnings and profits generated from TSI's operations. The following tables set forth the resulting net income that would otherwise be available for distribution after excluding the net result of operations of TSI for the three months ended March 31, 2002 and 2001 (dollar amounts in thousands).


                                                                         (UNAUDITED)
                                                                  THREE MONTHS ENDED MARCH 31,
                                                                  2002                   2001
                                                                 ------                 -----
Net income for the period                                        $6,451                 4,166
Less TSI operations                                               3,675                 1,523
                                                                 ------                 -----
     Net income available to stockholders                        $2,776                 2,643
                                                                 ------                 -----

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                                 March 31, 2002
                          (Dollar amounts in thousands)
                                   (Unaudited)



The following tables set forth the computation of basic net income per share for the three months ended March 31, 2002 and 2001 if the Corporation excludes TSI's results of operations (dollar amounts in thousands, except for outstanding shares and per share amounts):

                                                                         (UNAUDITED)
                                                                 THREE MONTHS ENDED MARCH 31,
                                                                  2002                  2001
                                                                -------                ------
Numerator for basic earnings per share:
     Net income available to stockholders                       $ 2,776                 2,643
                                                                =======                 =====
Denominator for basic earnings per share:
     Weighted average of outstanding common shares                9,671                 9,886
                                                                =======                ======
Basic net income per share                                      $287.04                267.35
                                                                -------                ------

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

                                 March 31, 2002

                          (Dollar amounts in thousands)



MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Management's Discussion and Analysis of Financial Condition and Results of Operations included in this Form 10/A-2 is intended to update the reader on matters affecting the financial condition and results of operations of Triple-S Management Corporation (TSM) and its subsidiaries (the Corporation) for the period from January 1st, 2002 to March 31, 2002. As a result, the following discussion should be read in conjunction with the consolidated financial statements and notes thereto included in this Form 10/A-2 filed with the United States Securities and Exchange Commission as of and for the year ended December 31, 2001.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This form and other publicly available documents may include statements that may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, among other things: statements concerning financial condition, results of operations and business of the Corporation. These statements are not historical, but instead represent the Corporation's belief regarding future events, any of which, by their nature, are inherently uncertain and outside of the Corporation's control. These statements may address, among other things, financial results, strategy for growth, and market position. It is possible that the Corporation's actual results and financial condition may differ, possibly materially, from the anticipated results and financial conditions indicated in these forward-looking statements. The factors that could cause actual results to differ from those in the forward-looking statements are discussed throughout this form. The Corporation is not under any obligation to update or alter any forward-looking statement (and expressly disclaims any such obligations), whether as a result of new information, future events or otherwise. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, but are not limited to, rising healthcare costs, business conditions and competition in the different insurance segments, government action and other regulatory issues.

STRUCTURE OF THE ORGANIZATION

TSM is incorporated under the laws of the Commonwealth of Puerto Rico. It is the holding company of several entities, through which it offers a wide range of insurance products and services. These products and services are offered through the following TSM's subsidiaries:

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

                                 March 31, 2002

                          (Dollar amounts in thousands)




      - Triple-S, Inc. (TSI), a health insurance company serving two major segments: the Commercial Program and the Commonwealth of Puerto Rico Healthcare Reform Program (the Healthcare Reform) of the Commonwealth of Puerto Rico.

      - Seguros Triple-S, Inc. (STS), a property and casualty insurance company.

      - Seguros de Vida Triple-S, Inc. (SVTS), a life and disability insurance and annuity products company.

In addition to the insurance subsidiaries mentioned above, TSM has the following subsidiaries: Interactive Systems, Inc. (ISI) and Triple-C, Inc. (TCI). ISI provides data processing services to the Corporation. Effective October 1, 2001, TCI was activated and commenced operations as part of a strategic positioning in the health industry to take advantage of new market opportunities. It is currently engaged as the third-party administrator in the administration of the Healthcare Reform. The Healthcare Reform business was administered through a division of TSI until September 30, 2001. It also provides healthcare advisory services and other health-related services to TSI.

TSM is organized as a for-profit organization that operates as a not-for-profit organization by virtue of the affirmative votes of its stockholders. As a result, TSM does not distributed dividends. This resolution could be altered anytime by the affirmative vote of a majority of the stockholders and thus, dividends could be available for distribution subject to the applicable obligations and responsibilities.

In the event that stockholders decide to operate as a for-profit organization and the Board of Directors decides to pay dividends, the amount of net income
(loss) that could be available for distribution would exclude TSI's net income due to TSI's tax exempt status obtained through an income tax ruling. As a result of the above conditions, the portion of the consolidated net income
(loss) disclosed in the consolidated financial statements and in this Management's Discussion and Analysis of Financial Condition and Results of Operations, corresponding to the Health Insurance - Commercial and the Health Insurance - Healthcare Reform segments, is not available for distribution to shareholders.

RECENT DEVELOPMENTS

Effective January 2002, the Office of the Commissioner of Insurance of Puerto Rico suspended filing requirements of premium rates for certain classes, subdivisions or combinations of insurance in order to promote the economic activity in the insurance

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

                                 March 31, 2002

                          (Dollar amounts in thousands)

industry in Puerto Rico. In essence, the classes, subdivisions or combinations of insurance covered by this deregulation are related to commercial property and liability risks.

ADOPTION OF ACCOUNTING STANDARD

Effective January 1st, 2002, the Corporation adopted the Statement of Financial Accounting Standard (SFAS) No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually. The adoption of this standard did not have a material impact on the Corporation's financial position or results of operations.

GENERAL

Substantially all of the revenues of the Corporation are generated from premiums earned and investment income. Claims incurred include the payment of benefits and losses, mostly to physicians, hospitals and other service providers, and to policyholders. A portion of the claims incurred for each period consists of an actuarial estimate of claims incurred but not reported to the segment during the period. Each segment's results of operations depend largely on its ability to accurately predict and effectively manage these claims. Administrative expenses comprise general, selling, commissions, depreciation and payroll and payroll related expenses.

The Corporation (on a consolidated basis and for each reportable segment), along with most insurance entities, uses the loss ratio, the expense ratio and the combined ratio as measures of performance. The loss ratio is the claims incurred divided by the premiums earned, net and fee revenue. The expense ratio is the operating expenses divided by the premiums earned, net and fee revenue. The combined ratio is the sum of the loss ratio and the expense ratio. These ratios are relative measurements that describe for every $100 of premiums earned, net and fee revenue, the costs of claims and operating expenses, respectively. The combined ratio represents the total cost per $100 of premium production. A combined ratio below 100 demonstrates underwriting profit; a combined ratio above 100 demonstrates underwriting loss.

CONSOLIDATED OPERATING RESULTS

The analysis in this section is included to provide an overall view of certain information, the consolidated statements of operations and key financial information. Further details

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

                                 March 31, 2002

                          (Dollar amounts in thousands)


of the results of operations of each reportable segment are included in the respective segment's analysis of operating results.


                                                            THREE MONTHS
                                                           ENDED MARCH 31,

                                                       2002             2001
(dollar amounts in thousands)                          ----             ----
CONSOLIDATED EARNED PREMIUMS, NET AND
     FEE REVENUE:
         Health Insurance - Commercial Program      $ 167,874          153,319
         Health Insurance - Healthcare Reform         124,447          108,578

         Property and casualty                         16,088           15,008

         Life and disability                            3,813            2,675
                                                    ---------          -------
                                                    $ 312,222          279,580
                                                    ---------          -------
CONSOLIDATED CLAIMS INCURRED                        $ 271,773          244,135
CONSOLIDATED OPERATING EXPENSES                        38,711           33,976
                                                    ---------          -------
    CONSOLIDATED OPERATING COSTS                    $ 310,484          278,111
                                                    ---------          -------
CONSOLIDATED LOSS RATIO                                  87.0%            87.3%
CONSOLIDATED EXPENSE RATIO                               12.4%            12.2%
                                                    ---------          -------
     CONSOLIDATED COMBINED RATIO                         99.4%            99.5%
                                                    ---------          -------
NET INVESTMENT INCOME                               $   5,990            6,198

REALIZED GAIN (LOSS) ON SALE OF SECURITIES               (156)             809

UNREALIZED GAIN (LOSS) ON TRADING SECURITIES              285           (2,286)
                                                    ---------          -------

     TOTAL CONSOLIDATED NET INVESTMENT INCOME       $   6,119            4,721
                                                    ---------          -------
CONSOLIDATED NET INCOME (LOSS) PER SEGMENT:
         Health Insurance - Commercial Program      $   3,527             (119)
         Health Insurance - Healthcare Reform             148            1,638
         Property and casualty                          1,732            1,615
         Life and disability                              764              681
         Other                                            280              351
                                                    ---------          -------
     CONSOLIDATED NET INCOME                        $   6,451            4,166
                                                    ---------          -------

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

                                 March 31, 2002

                          (Dollar amounts in thousands)



Three Months Ended March 31, 2002 Compared to Three Months Ended March 31, 2001

Consolidated earned premiums, net and fee revenue for the three months ended March 31, 2002 increased by $32.6 million, or 11.7%, when compared to the consolidated earned premiums, net and fee revenue for the same period of last year. This increase is mostly due to a combined increase of $30.4 million in the earned premiums, net and fee revenue of the Health Insurance - Commercial Program and Health Insurance - Healthcare Reform segments.

      - The earned premiums, net and fee revenue corresponding to the Health Insurance - Commercial segment increased by $14.5 million, or 9.5%, during this period. This increase in premiums for this segment is attributed to the combined effect of increased premium rates and a net increase in total enrollment.

      - The earned premiums corresponding to the Health Insurance - Healthcare Reform segment increased by $15.9 million, or 14.6%, during this period. This increase is basically the net result of increases in membership during the period and a decrease in premium rates due to the exclusion of mental health and substance abuse benefits from the coverage of the Healthcare Reform insurance policy effective October 1st, 2001.

      - The earned premiums of the remaining segments increased by $2.2 million or 12.5% during this period.

Consolidated claims incurred for the three months ended March 31, 2002 reflect an increase of $27.6 million, or 11.3%, when compared to the claims incurred for the three months ended March 31, 2001. The increase in the consolidated claims incurred is directly related to the Corporation's increased volume of business. The consolidated loss ratio reflects a decrease of 0.3 percentage points during this period. The decrease in the loss ratio is the result of management's ability to adjust its pricing strategy to cope with the increase in claims costs and the implementation of several measures for cost containment. The consolidated expense ratio for the three months ended March 31, 2002 has remained similar to consolidated expense ratio for the same period of the prior year, reflecting an increase of 0.2 percentage points.

The consolidated realized loss on sale of securities of $156 thousand for the three months ended March 31, 2002 is the result of the sound and timely management of the investment portfolio in accordance with corporate investment policies, and from the normal portfolio turnover of the trading and available-for-sale securities. During the three months ended March 31, 2001, the Corporation had a consolidated realized gain of $809 thousand, which was the result of the sound and timely management of the

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

                                 March 31, 2002

                          (Dollar amounts in thousands)


investment portfolio in accordance with corporate investment policies and from the normal portfolio turnover of the trading and available-for-sale securities.

The consolidated unrealized gain on trading securities of $285 thousand for the three months ended March 31, 2002 was the result of investments held by the Health Insurance - Commercial Program, Health Insurance - Healthcare Reform and the Property and Casualty Insurance segments. The unrealized loss experienced during the three months ended March 31, 2001 is mostly attributed to losses in the portfolios held by such segments in equity holdings that replicate the performance of the Standard & Poors 500 Index (S&P 500 Index). The Corporation experienced a consolidated unrealized gain during the first three months of the year 2002 and a consolidated unrealized loss of $2.3 million during the first three months of the year 2001. This is due to the fact that the S&P 500 Index had a better performance during the first three months of the year 2002. The S&P 500 Index was basically at the same level at the end of the first quarter of the year 2002, while it experienced a decrease of 12.1% during at the end of the first quarter of the year 2001.

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

         Management's Discussion and Analysis of Financial Condition and
                              Results of Operations

                                 March 31, 2002

                          (Dollar amounts in thousands)

HEALTH INSURANCE - COMMERCIAL PROGRAM OPERATING RESULTS

                                                               THREE MONTHS
                                                              ENDED MARCH 31,
(dollar amounts in thousands)                             2002            2001
--------------------------------------------------------------------------------
ENROLLMENT:
Corporate accounts                                       311,964        323,547
Self-funded employers                                    126,886        114,684
Individual accounts                                       83,007         74,815
Federal employees                                         56,047         55,852
Local government employees                                43,572         38,711
--------------------------------------------------------------------------------
      TOTAL ENROLLMENT                                   621,476        607,609
                                                       ---------        -------
Earned premiums                                        $ 165,666        152,257
Amounts attributable to self-funded arrangements          35,334         33,460
Less: Amounts attributable to claims under
      self-funded arrangements                           (32,458)       (32,187)
--------------------------------------------------------------------------------
      EARNED PREMIUMS AND FEE REVENUE                  $ 168,542        153,530
================================================================================
CLAIMS INCURRED                                        $ 145,804        134,765
OPERATING EXPENSES                                        21,803         20,280
--------------------------------------------------------------------------------
      TOTAL UNDERWRITING COSTS                         $ 167,607        155,045
================================================================================
UNDERWRITING INCOME (LOSS)                             $     935         (1,515)
================================================================================
LOSS RATIO                                                  86.5%          87.8%
EXPENSE RATIO                                               12.9%          13.2%
--------------------------------------------------------------------------------
      COMBINED RATIO                                        99.4%         101.0%
================================================================================
NET INVESTMENT INCOME                                  $   2,558          2,547
REALIZED GAIN (LOSS) ON SALE OF SECURITIES                  (174)           582
UNREALIZED GAIN (LOSS) ON TRADING SECURITIES                 386         (1,172)
================================================================================
      TOTAL NET INVESTMENT INCOME                      $   2,770          1,957
================================================================================
NET INCOME (LOSS)                                      $   3,527           (119)
================================================================================

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

         Management's Discussion and Analysis of Financial Condition and
                              Results of Operations

                                 March 31, 2002

                          (Dollar amounts in thousands)


Three Months Ended March 31, 2002 Compared to Three Months Ended March 31, 2001

Earned premiums and fee revenues for the three months ended March 31, 2002 reflect an increase of $15.0 million, or 9.8%, when compared to the three months ended March 31, 2001. This increase is the result of the following:

      - Increases in premium rates that account for approximately 67.0% of the increase experienced in earned premiums and fee revenue for the period.

      - Total enrollment as of March 31, 2002 increased by 13,867 members or 2.3% when compared to the enrollment as of the same date of last year. The increase in enrollment is mostly noted in the Self-funded Employers, Individual Accounts and Local Government Employees membership, which increased by 12,202 members or 10.6%, 8,192 members or 10.6%, and 4,861 members or 12.6% during this period, respectively. The enrollment of the Corporate Accounts groups decreased by 11,583 members or 3.6% during this period. The net increase in enrollment as of March 31, 2002 compared to the enrollment as of March 31, 2001 represents approximately 33.0% of the increase experienced in the earned premiums and fee revenue for the period.

Claims incurred during the three months ended March 30, 2002 increased by $11.0 million, or 8.2%, when compared to the same period in 2001. This increase is due to the increase in membership, together with a decrease in the loss ratio of 1.3 percentage points during this period. The improvement in the loss ratio is the result of better premium pricing and claims costs containment measures established by the segment throughout the years. As a result of these cost containment initiatives, cost and utilization trends have remained at levels consistent with pricing and margin objectives. In addition, the implementation of pharmacy costs containment programs have maintained pharmacy costs trends at single digit numbers during the three months ended March 31, 2002.

The operating expenses for the three months ended March 31, 2002 reflect an increase of $1.5 million, or 7.5%, when compared to the three months ended March 31, 2001. This increase is due to the increase in the costs incurred in the acquisition of new business, such as marketing and commission expenses, and in payroll and payroll related expenses. The expense ratio for the three months ended March 31, 2002 remained consistent with that for the three months ended March 31, 2001, showing a decrease of 0.3 percentage points during this period.

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

         Management's Discussion and Analysis of Financial Condition and
                              Results of Operations

                                 March 31, 2002

                          (Dollar amounts in thousands)


HEALTH INSURANCE - HEALTHCARE REFORM PROGRAM OPERATING RESULTS

                                                            THREE MONTHS
                                                           ENDED MARCH 31,

(dollar amounts in thousands)                          2002              2001
--------------------------------------------------------------------------------
AVERAGE ENROLLMENT:
    North area                                        256,887          277,270
    Northwest area                                    156,625          165,361
    Metro-north area                                  169,387          175,645
    Southwest area                                    151,316               --
--------------------------------------------------------------------------------
                                                      734,215          618,276
================================================================================
EARNED PREMIUMS                                     $ 124,447          108,578
================================================================================
CLAIMS INCURRED                                     $ 115,984          100,194
OPERATING EXPENSES                                      8,999            7,348
--------------------------------------------------------------------------------
    TOTAL UNDERWRITING COSTS                        $ 124,983          107,542
================================================================================
UNDERWRITING INCOME (LOSS)                          $    (536)           1,036
================================================================================
LOSS RATIO                                               93.2%            92.3%
EXPENSE RATIO                                             7.2%             6.8%
--------------------------------------------------------------------------------
    COMBINED RATIO                                      100.4%            99.0%
================================================================================
NET INVESTMENT INCOME                               $   1,188            1,125
REALIZED GAIN (LOSS) ON SALE OF SECURITIES                  3              122
UNREALIZED GAIN (LOSS) ON TRADING SECURITIES             (266)            (284)
--------------------------------------------------------------------------------
    TOTAL NET INVESTMENT INCOME                     $     925              963
================================================================================
NET INCOME (LOSS)                                   $     148            1,638
================================================================================

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

         Management's Discussion and Analysis of Financial Condition and
                              Results of Operations

                                 March 31, 2002

                          (Dollar amounts in thousands)

Three Months Ended March 31, 2002 Compared to Three Months Ended March 31, 2001

Earned premiums of the Healthcare Reform segment for the three months ended March 31, 2002 increased by $15.9 million, or 14.6%, when compared to the same period of last year. This increase is the net result of the following:

      - The average enrollment for this segment increased by 115,939 insureds when comparing the average enrollment for the three months ended March 31, 2002 to the three months ended March 31, 2001. This increase is due to the fact that this segment acquired a new area, the Southwest area, effective October 1st, 2001, and therefore also acquired the earned premiums for this area.

      - Effective October 1st, 2001, the Government of Puerto Rico excluded mental health and substance abuse benefits from the coverage offered in the policy. Behavioral healthcare and mental healthcare companies now offer these benefits to the Healthcare Reform's qualified membership. The exclusion of these decreased earned premiums by approximately $9.0 million during the three months ended March 31, 2002.

Claims incurred during the three months ended March 31, 2002 reflect an increase of $15.8 million, or 15.8%, when compared to the three months ended March 31, 2001. This increase is attributed to the effect of the increase in membership, together with the effect of the exclusion of mental health and substance abuse benefits from the coverage of the policy. During the three months ended March 31, 2002, the loss ratio experienced an increase of 0.9 percentage points. The increase in the loss ratio is the result of higher utilization trends during the period.

Operating expenses for the three months ended March 31, 2002, increased by $2.5 million, or 22.5%, when compared to the three months ended March 31, 2001. This increase is due to the segment's increased volume of business due to the acquisition of the Southwest area effective October 1, 2001. The expense ratio increased by 0.4 percentage points when compared to the three months ended March 31, 2001.

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

         Management's Discussion and Analysis of Financial Condition and
                              Results of Operations

                                 March 31, 2002

                          (Dollar amounts in thousands)

PROPERTY AND CASUALTY INSURANCE OPERATING RESULTS

                                                             THREE MONTHS
                                                            ENDED MARCH 31,
(dollar amounts in thousands)                           2002             2001
--------------------------------------------------------------------------------
PREMIUMS WRITTEN:
Commercial multiperil                                 $ 12,409           9,368
Dwelling                                                 3,956           4,370
Auto physical damage                                     4,241           3,423
Commercial auto liability                                2,708           2,168
Medical malpractice                                        964             756
All other                                                2,346           2,961
--------------------------------------------------------------------------------
         Total premiums written                         26,624          23,046
--------------------------------------------------------------------------------
Premiums ceded                                          (4,959)         (6,026)
Change in unearned premiums                             (5,577)         (2,012)
--------------------------------------------------------------------------------
         NET PREMIUMS EARNED                          $ 16,088          15,008
================================================================================
CLAIMS INCURRED                                       $  7,801           7,828
OPERATING EXPENSES                                       8,126           6,456
--------------------------------------------------------------------------------
         TOTAL UNDERWRITING COSTS                     $ 15,927          14,284
================================================================================
UNDERWRITING INCOME (LOSS)                            $    161             724
================================================================================
LOSS RATIO                                                48.5%           52.2%
EXPENSE RATIO                                             50.5%           43.0%
--------------------------------------------------------------------------------
         COMBINED RATIO                                   99.0%           95.2%
================================================================================
NET INVESTMENT INCOME                                 $  1,578           1,806
REALIZED GAIN (LOSS) ON SALE OF SECURITIES                 (55)             71
UNREALIZED GAIN (LOSS) ON TRADING SECURITIES               165            (830)
--------------------------------------------------------------------------------
         TOTAL NET INVESTMENT INCOME                  $  1,688           1,047
================================================================================
NET INCOME                                            $  1,732           1,615
================================================================================

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

         Management's Discussion and Analysis of Financial Condition and
                              Results of Operations

                                 March 31, 2002

                          (Dollar amounts in thousands)

Three Months Ended March 31, 2002 Compared to Three Months Ended March 31, 2001

Total premiums written for the three months ended March 31, 2002 increased by $3.6 million, or 15.5%, when compared to the three months ended March 31, 2001. This increase is reflected in the premiums written for the following lines of business:

      - The premiums written for the commercial multiperil line experienced an increase in premiums of $3.0 million, or 32.5%, during this period. This increase is due to increases in premium rates as a result of the deregulation of the commercial lines. In addition, premium rates for this line were also increased in order consider the sharp increases in reinsurance costs, particularly in catastrophe related perils.

      - The premiums written for the auto physical damage line increased by $818 thousand, or 23.9%, during this period. This increase is concentrated in the commercial business and is also attributed to the deregulation of premium rates, mostly as a result of the elimination of credits or discounts in the commercial accounts.

Approximately 70.0% of the increase in total premiums written is attributed to increased premium rates. The remaining 30.0% is attributed to increases in the volume of business.

Premiums ceded to reinsurers during the three months period ended March 31, 2002 decreased by $1.1 million, or 17.7%, when compared to the same period for the prior year. This reduction is the net effect of the following situations:

      - During the reinsurance contracts renewal process, STS cancelled a commercial quota share treaty. This cancellation propitiated a reinsurance portfolio transfer that resulted in the re-acquisition of the business previously ceded, and accordingly, a reduction in premiums ceded.

      - The property and casualty segment has increased its risk retention of the commercial property portfolio. The increased retention, which decreases the amounts of premiums ceded to reinsurers, retains more premiums of this profitable line.

      - Catastrophe reinsurance increased by over 40% during this period. This increase is mostly attributed to recent worldwide catastrophes.

The property and casualty loss ratio experienced a decrease of 3.1 percentage points during the three months ended March 31, 2002 as compared to the same period of the prior year. This decrease is mostly the result of favorable underwriting results of the multiperil line of business (resulting from increases in premium rates as a consequence of

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

         Management's Discussion and Analysis of Financial Condition and
                              Results of Operations

                                 March 31, 2002

                          (Dollar amounts in thousands)

deregulation) and increased retention of the segment's profitable lines of business. In addition, the segment's medical malpractice line of business experienced an improvement in its loss ratio; mostly as a result of premium rate increases of approximately 60% (which were effective during April 2001) and strict adherence to underwriting practices and reinsurance constraints.

The operating expenses for the three months ended March 31, 2002 increased by $1.7 million, or 25.9%, when compared to the operating expenses for the three months ended March 31, 2001. The expense increased by 7.5 percentage points during this period. The increase in operating expenses and the expense ratio is the result of decreasing reinsurance commission income from the proportional reinsurance treaties and the effect of the reinsurance portfolio transfer.

LIFE AND DISABILITY INSURANCE OPERATING RESULTS

                                                            THREE MONTHS
                                                           ENDED MARCH 31,
(dollar amounts in thousands)                           2002             2001
--------------------------------------------------------------------------------
NET EARNED PREMIUMS AND COMMISSION INCOME:
Earned premiums                                        $ 4,877           3,860
Earned premiums ceded                                   (1,235)         (1,266)
--------------------------------------------------------------------------------
    Net earned premiums                                  3,642           2,594
--------------------------------------------------------------------------------
Commission income on reinsurance                           171              81
--------------------------------------------------------------------------------
    TOTAL                                              $ 3,813           2,675
================================================================================
CLAIMS INCURRED                                        $ 2,184           1,349
OPERATING EXPENSES                                       1,276           1,014
--------------------------------------------------------------------------------
    TOTAL UNDERWRITING COSTS                           $ 3,460           2,363
================================================================================
UNDERWRITING INCOME                                    $   353             312
================================================================================
LOSS RATIO                                                57.3%           50.4%
EXPENSE RATIO                                             33.5%           37.9%
--------------------------------------------------------------------------------
    COMBINED RATIO                                        90.7%           88.3%
================================================================================
NET INVESTMENT INCOME                                  $   590             622
REALIZED GAIN ON SALE OF SECURITIES                         70              30
--------------------------------------------------------------------------------
    TOTAL NET INVESTMENT INCOME                        $   660             652
================================================================================
NET INCOME                                             $   764             681
================================================================================

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

         Management's Discussion and Analysis of Financial Condition and
                              Results of Operations

                                 March 31, 2002

                          (Dollar amounts in thousands)

Three Months Ended March 31, 2002 Compared to Three Months Ended March 31, 2001

Earned premiums for the three months ended March 31, 2002 increased by $1.0 million, or 26.3%, when compared to the three months ended March 31, 2001. This increase is due the segment's increased volume of business during this period. Total certificates inforce in the group life and group disability business as of March 31, 2002 increased by 41,438 certificates or 14.3% when compared to the same period for last year.

Premiums ceded to reinsurers during the three months ended March 31, 2002 reflect a decrease of $31 thousand or 2.4% when compared to the same period of the prior year. The ratio of earned premiums ceded to earned premiums was 25.3% and 32.8% for the three months ended March 31, 2002 and 2001, respectively. The decrease of 7.5 percentage points in the earned premiums ceded to earned premiums ratio from one period to another is attributed to the fact that during this quarter there was a change in the estimated amount of disability premiums ceded to reinsurers. Effective January 2002, the segment estimated that approximately 61% of the premiums earned on the disability business qualified for reinsurance. In previous periods, the disability business reinsurance amount was estimated to be 75% of the disability premiums earned. The effect of this change in ceding percentage represents a decrease of approximately $101 thousand during this period.

Claims incurred for the three months ended March 31, 2002 increased by $835 thousand or 61.9% when compared to the three months ended March 31, 2001. The segment's loss ratio reflects an increase of 6.9 percentage points during the same period. This increase is mostly attributed to the effect of the following:

      - During the three months ended March 31, 2001 the segment recorded a release of the incurred but not reported claims reserve of approximately $125 thousand. This adjustment is the result of a better than expected actual development for this reserve.

      - In addition, during the year 2002 the segment has subscribed more disability policies than during 2001. The disability insurance business has a higher loss ratio than the life insurance business, which contributes to the segment's increased loss ratio.

The segment's expense ratio for the three months ended March 31, 2002 reflects a decrease of 4.4 percentage points when compared to the same period of 2001. This fluctuation in the expense ratio is mostly due to the effect of the previously described situation in the premiums ceded. The expense ratio for the three months ended March 31,

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

         Management's Discussion and Analysis of Financial Condition and
                              Results of Operations

                                 March 31, 2002

                          (Dollar amounts in thousands)

2002 and 2001 using as base the amount of premiums written (thus, excluding the effect of reinsurance on premiums earned), was 26.2% and 26.3%, respectively.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

The Corporation maintains good liquidity measures due to the quality of its assets, the predictability of its liabilities, and the duration of its contracts. The liquidity of the Corporation is primarily derived from the operating cash flows of its insurance subsidiaries.

As of March 31, 2002 and December 31, 2001, the Corporation's cash and cash equivalents amounted to $76.7 million and $81.0 million, respectively. Sources of funds considered in meeting the objectives of the Corporation's operations include cash provided from operations, maturities and sales of securities classified within the trading and available-for-sale portfolios, securities sold under repurchase agreements, and issuance of long and short-term debt.

Management believes that the Corporation's net cash flows from operations are expected to sustain the operations for the next year and thereafter, for as long as the operations continue showing positive results. The Corporation is continually monitoring premium rates and claims incurred to ascertain the sustainability of its net cash flows from operations. In addition the Corporation has the ability to increase premium rates throughout the year, in the policies renewal process that is performed on a monthly basis.

Cash Flows from Operations

Most of the cash flows from operating activities are generated from the insurance subsidiaries. The basic components of the cash flows from operations are premium collections, claims payments less reinsurance premiums, and payment of operating expenses.

Net cash flows provided by (used in) operating activities amounted to $17.3 million and $(8.9) million for the three months ended March 31, 2002 and 2001, respectively, an increase of $26.2 million. This increase in cash flows provided by operating activities is mainly attributed to the net effect of the following: increase in collections of premiums of $31.0 and increase of $6.7 million in the amount of claims losses and benefits paid. The increase in premium collections and in the amount of claims losses and benefits paid is

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

         Management's Discussion and Analysis of Financial Condition and
                              Results of Operations

                                 March 31, 2002

                          (Dollar amounts in thousands)

mostly the result of the increased volume of business and increased premium rates of the operating segments.

This excess liquidity is available, among other things, to invest in high quality and diversified fixed income securities and, to a lesser degree, to invest in marketable equity securities.

Cash Flows from Investing Activities

The basic components of the cash flows from investing activities is derived from acquisitions and proceeds from investments in the available-for-sale and held-to-maturity portfolios, and capital expenditures. The Corporation monitors the duration of its investment portfolio and executes its purchases and sales of these investments with the objective of having adequate funds available to satisfy its maturing liabilities.

Net cash flows used in investing activities amounted to $14.7 million and $7.7 million for the three months ended March 31, 2002 and 2001, respectively. The cash flows used in investing activities during these periods is mainly due to the investment of the excess cash generated from the operations. Total acquisition of investments exceeded the proceeds from investments sold or matured by $13.7 million and $6.9 million during the three months ended March 31, 2002 and 2001, respectively.

Cash Flows from Financing Activities

Net cash flows (used in) provided by financing activities amounted to $(6.8) million and $20.3 million for the three months ended March 31, 2002 and 2001, respectively. The decrease in the amount provided by financing activities of $27.1 million during this period is mainly due to the combined effect of the following:

      - The change in outstanding checks in excess of bank balances reflects a decrease $26.9 million when comparing the three months ended March 31, 2002 with the three months ended March 31, 2001. The amount of checks in excess of bank balances represents a timing difference between the issuance of checks and the cash balance in the bank account at one point in time.

      - The payments of long-term debt increased from $773 thousand for the three months ended March 31, 2001 to $1.3 million for the three months ended March 31, 2002, and increase of $500 thousand. This increase is due to the scheduled principal payments of one of the credit agreements, whose repayment schedule was restructured effective August 31, 2001.

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

         Management's Discussion and Analysis of Financial Condition and
                              Results of Operations

                                 March 31, 2002

                          (Dollar amounts in thousands)

Financing and Financing Capacity

The Corporation has significant short-term liquidity supporting its businesses. It also has available short-term borrowings from time to time to address timing differences between cash receipts and disbursements. These short-term borrowings are mostly in the form of securities sold under repurchase agreements. As of March 31, 2002, the Corporation had $49 million in available credit on these agreements, although there is no balance due as of that date.

In addition, the Corporation has two credit agreements with a commercial bank, FirstBank Puerto Rico. These credit agreements bear interest rates determined by the London Interbank Offered Rate (LIBOR) plus a margin specified by the commercial bank at the time of the agreement. As of March 31, 2002, the two credit agreements have an outstanding balance of $35.9 million and $18.5 million and an average annual interest rate of 5.7% and 3.2%, respectively. These credit agreements contain certain covenants, which are normal in this type of credit facility. As of March 31, 2002, management believes the Corporation is in compliance with these covenants.